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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 15
 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number              1-5985
                                                             -------------------

    Full title of the Plan and the address of the Plan, if different from that of the issuer name below:

                               NEWCOR SAVINGS PLAN

   Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:
    Newcor, Inc., 1825 S. Woodward, Suite 240, Bloomfield Hills, MI 48302,
                                 (248) 253-2400

                              Interests in the Plan
            (Title of each class of securities covered by this Form)

                                 Not applicable
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
         Rule 12g-4(a)(1)(i)    [ ]             Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]             Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)    [X]

Approximate number of holders of record as of the certification or notice date:
239
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Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this certification/notice to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE:  6/29/98                      NEWCOR SAVINGS PLAN

                                    BY:   /s/ Fred Davenport
                                       -----------------------------
                                              Fred Davenport
                                              Plan Administrator